Exhibit 5

Sara Lee Corporation

Three First National Plaza

70 W. Madison Street

Chicago, Illinois 60602-4260

January 13, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Sara Lee Corporation Post-Effective Amendment No. 1 to

Registration Statement on Form S-8 File No. 333-68958

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Sara Lee Corporation, a Maryland corporation (the “Company”). I refer to Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8, File No. 333-68958 (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to issuances of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), including the preferred stock purchase rights appurtenant thereto, to participants in the Sara Lee Corporation Personal Products Hourly Retirement Plan of Puerto Rico (the “Sara Lee PR Plan”). This opinion letter supplements the Company’s opinion letter, dated September 5, 2001, which was filed as Exhibit 5 to the Registration Statement, and related to the shares of Common Stock to be offered to eligible employees of the Company or its subsidiaries under The Earthgrains Company Employee Stock Ownership/401(k) Plan, as assumed by the Company pursuant to the Agreement and Plan of Merger dated June 29, 2001 among the Company, SLC Acquisition Corp. and The Earthgrains Company, and the Gallo Salame Money Accumulation Plan for Collectively Bargained Employees, the Playtex Apparel, Inc. Retirement Savings Plan for Hourly Puerto Rican Employees, the Sara Lee Corporation 401(k) Supplemental Savings Plan and the Sara Lee Corporation Personal Products Retirement Savings Plan of Puerto Rico.

In rendering this opinion letter, I have examined and relied upon a copy of the Registration Statement, the Post-Effective Amendment, the Articles of Restatement of the Charter and the Amended Bylaws of the Company, and all supplements or amendments thereto. I also have examined and relied upon originals, or copies of originals certified to my satisfaction, of such records of the Company and other agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original, certified or photostatic copies, the authenticity of the originals of such certified or photostatic documents and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein which were not

Securities and Exchange Commission

January 13, 2006

independently established or verified by me, I have relied upon statements and representations of certain officers and other representatives of the Company and others. Based upon the foregoing, I am of the opinion that:

1. Shares of Common Stock to be issued under the Sara Lee PR Plan will be validly issued, fully paid and non-assessable when (i) the Post-Effective Amendment has become effective under the Securities Act, and (ii) a certificate representing such shares shall have been duly executed, countersigned and registered and duly delivered against the receipt by the Company of the consideration provided in the Sara Lee PR Plan.

2. The preferred stock purchase rights associated with each share of Common Stock referred to in paragraph 1 will be validly issued when (i) such rights shall have been duly issued in accordance with the terms of the Rights Agreement, and (ii) such share shall have been duly issued and paid for as set forth in paragraph 1.

This opinion is limited to the General Corporation Law of the State of Maryland. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

I hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment.

Sincerely,

/s/ Roderick A. Palmore,
Executive Vice President, General Counsel and Secretary of Sara Lee Corporation